SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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GEOGLOBAL RESOURCES INC.
(Name of Registrant as Specified in Its Charter)
NOT APPLICABLE
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GEOGLOBAL RESOURCES INC.
SUITE 310, 605 – 1 STREET, SW
CALGARY, ALBERTA            T2P 3S9     CANADA
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JUNE 14, 2006
     Notice is hereby given that the Annual Meeting of Shareholders of GeoGlobal Resources Inc. will be held at the Calgary Chamber of Commerce, 4th floor, 100 – 6 Avenue SW, Calgary, Alberta T2P 0P5 at 3:00 p.m., local time, on Wednesday, the 14th of June, 2006 for the following purposes:
1.	to elect six (6) directors to hold office until our next Annual Meeting of Shareholders and until their respective successors are elected and qualified;
2.	to consider and vote on a proposal to amend the 1998 Stock Incentive Plan to increase the shares of Common Stock reserved for issuance under the Plan from 8,000,000 shares to 12,000,000 shares; and
3.	to transact such other business as may properly come before the meeting, or any adjournments thereof.
     Information with respect to the above is set forth in the Proxy Statement which accompanies this Notice. Only holders of shares of our Common Stock of record at the close of business on May 8, 2006 (the “Record Date”) are entitled to notice of and to vote at the Meeting.
     We hope that all of our shareholders who can conveniently do so will attend the Meeting. Shareholders who do not expect to be able to attend the Meeting are requested to mark, date and sign the enclosed proxy and return same in the enclosed pre-addressed envelope which is intended for your convenience.
Patti Price, Secretary
Dated: May 12, 2006

GEOGLOBAL RESOURCES INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
THE MEETING
The enclosed proxy is solicited by the Board of Directors of GeoGlobal Resources Inc., a Delaware corporation, from the holders of shares of its Common Stock, $.001 par value (“Common Stock”) to be voted at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Calgary Chamber of Commerce, 4th floor, 100 – 6 Avenue S.W., Calgary, Alberta T2P 0P5 at 3:00 p.m., local time, on the 14th day of June, 2006, and at any adjournments thereof.
The only business which the Board of Directors intends to present or knows that others will present at the Meeting is: (i) to elect six (6) directors of the Company to hold office until our next Annual Meeting of Shareholders and until their respective successors are elected and qualified; (ii) to consider and vote on a proposal to approve the amendment to our 1998 Stock Incentive Plan to increase the shares of Common Stock reserved for issuance under the Plan from 8,000,000 shares to 12,000,000 shares; and (iii) to transact such other business as may properly come before the meeting, or any adjournments thereof.
Our management does not know of any other business to be brought before the Meeting but it is intended that as to any other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. If proxies in the enclosed form are properly executed and returned, the Common Stock represented thereby will be voted at the Meeting in accordance with the shareholder’s direction. Unless otherwise specified, proxies in the enclosed form will be voted for the election of the six (6) Directors named as nominees and in favor of the proposal to approve the adoption of the amendment to the 1998 Stock Incentive Plan. Any shareholder giving a proxy has the power to revoke it at any time before the proxy is voted by revoking it in writing, by executing a later dated proxy or appearing at the Meeting and voting in person. Any writing revoking a proxy should be addressed to Patti Price, Secretary of the Company, at the address set forth below.
The Directors to be elected at the Meeting will be elected by a plurality of the votes cast by the holders of Common Stock present in person or by proxy and entitled to vote. The proposal to approve the adoption of the amendment to the 1998 Stock Incentive Plan requires the affirmative vote of a majority of the shareholders present in person or represented by a proxy at the meeting and entitled to vote. With regard to the election of Directors, votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.
Abstentions may be specified on the proposal submitted to a shareholder vote other than the election of Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. However, abstentions on the proposal will have no effect on the outcome of the vote on such proposal where the outcome requires the affirmative vote of a majority of votes cast at the Meeting.
Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of our Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors. Brokers who do not receive instructions are not entitled to vote on the proposal to approve the adoption of the amendment to the 1998 Stock Incentive Plan. Under applicable Delaware law, “broker non-votes” on any proposal (where a broker submits a proxy but does not vote a customer’s shares on such proposal) will be considered not entitled to vote on that proposal and thus will not be counted in determining the outcome of such vote. Likewise, where authority to vote for the election of Directors is withheld by a stockholder, such shares will not be counted in determining the outcome of such vote. Therefore, broker non-votes with respect to the election of Directors and shareholders who mark their proxies to withhold authority to vote their shares will have no effect on the outcome of such proposal, although broker non-votes and proxies submitted where the vote for the election of Directors is withheld are counted in determining the existence of a quorum.

Only holders of record of Common Stock as of the close of business on May 8, 2006 are entitled to vote at the Meeting or any adjournments thereof. On such date, we had outstanding voting securities consisting of 64,159,755 shares of Common Stock, each of which shares is entitled to one (1) vote on all proposals submitted to a vote of shareholders at the Meeting.
Our principal executive office address is Suite #310, 605 – 1 Street SW, Calgary, Alberta, T2P 3S9, Canada and our telephone number is (403) 777-9250 and our facsimile number is (403) 777-9199. This Proxy Statement and the enclosed Form of Proxy will be mailed to our shareholders on or about May 17, 2006.
PROPOSALS TO BE SUBMITTED FOR A SHAREHOLDER VOTE
Proposal 1.     ELECTION OF DIRECTORS
At the Meeting, it is proposed to elect six (6) Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. It is intended that, unless otherwise indicated, the shares of Common Stock represented by proxies solicited by the Board of Directors will be voted for the election as Directors of the six nominees hereinafter named. If, for any reason, any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for the other nominees and may be voted for a substitute nominee designated by the Board of Directors. Each nominee has indicated that he is willing and able to serve as a Director if elected, and, accordingly, the Board of Directors does not have in mind any substitute.
The nominees as Director and their ages are as follows:

Name	Age
Jean Paul Roy	49

Allan J. Kent	52

Brent J. Peters	34

Peter R. Smith	58

Michael J. Hudson	59

Dr. Avinash Chandra	63
Mr. Roy was elected a Director, President and Chief Executive Officer on August 29, 2003. Prior thereto, for more than five years, Mr. Roy had been consulting in the oil and gas industry through his private company, GeoGlobal Technologies Inc. which he owned 100%. Mr. Roy has in excess of 20 years of geological and geophysical experience in basins worldwide as he has worked on projects throughout India, North and South America, Europe, the Middle East, the former Soviet Union and South East Asia. His specialties include modern seismic data acquisition and processing techniques, and integrated geological and geophysical data interpretation. Since 1981 he has held geophysical positions with Niko Resources Ltd., Gujarat State Petroleum Corporation, Reliance Industries, Cubacan Exploration Inc., PetroCanada, GEDCO, Eurocan USA and British Petroleum. Mr. Roy graduated from St. Mary’s University of Halifax, Nova Scotia in 1982 with a B.Sc. in Geology and has been certified as a Professional Geophysicist. Mr. Roy is a resident of Guatemala.
Mr. Kent was elected a Director, Executive Vice President and Chief Financial Officer of our company on August 29, 2003. Mr. Kent has in excess of 20 years experience in the area of oil and gas exploration finance and has, since 1987, held a number of senior management positions and directorships with Cubacan Exploration Inc., Endeavour Resources Inc. and MacDonald Oil Exploration Ltd., all publicly listed companies. Prior thereto, beginning in 1980, he was a consultant in various capacities to a number of companies in the oil and gas industry. He received his Bachelor of Mathematics degree in 1977 from the University of Waterloo, Ontario.

Mr. Peters was elected a Director of our company on February 25, 2002. Mr. Peters has been Vice President of Finance and Treasurer of Northfield Capital Corporation, a publicly traded investment company acquiring shares in public and private corporations since 1997. Mr. Peters has a Bachelor of Business Administration degree, specializing in accounting.
Mr. Smith was elected a Director of our company on January 8, 2004. Mr. Smith was elected Chairman of the Board of the Greater Toronto Transportation Authority (GO Transit) in March 2005, and a director of Tarion Warranty Corporation (a Canadian new home warranty company) in April 2004. Since 1989, Mr. Smith has been President and co-owner of Andrin Limited, a large developer/builder of housing in Canada. Mr. Smith has held the position of Chairman of the Board of Directors, Canada Mortgage and Housing Corporation (CMHC), from September 1995 to September 2003. On February 14, 2001, the Governor General of Canada announced the appointment of Mr. Smith as a Member of the Order of Canada, effective November 15, 2000. Mr. Smith holds a Masters Degree in Political Science (Public Policy) from the State University of New York, and an Honours B.A. History and Political Science, Dean’s Honour List, McMaster University, Ontario.
Mr. Hudson was elected a Director of our company on May 17, 2004. Mr. Hudson is a retired partner with the accounting firm Grant Thornton LLP. Mr. Hudson was with Grant Thornton for 20 years and with his experience in the oil and gas industry he was responsible for Assurance services and providing advice to private, not-for-profit and public company clients listed on Canadian and US exchanges. Mr. Hudson spent two years in London, England assisting the Institute of Chartered Accountants in England and Wales with the start up of a consulting service to members on best practices for the management of their firms including ethics and governance issues. Upon returning to Canada he went on secondment for 18 months with the Auditor General of Canada to learn and apply the disciplines of “value for money” auditing. He was co-director of the comprehensive (value for money) audit of Statistics Canada reporting in the 1983 Auditor General’s Report.
Dr. Chandra was elected a Director of our company on October 1, 2005. Dr. Chandra has over 40 years of experience in the international as well as the Indian oil and gas sector. He was the first Directorate General of Hydrocarbons, at the level of Special Secretary to the Government of India for a period of 10 years until his retirement in 2003. Dr. Chandra received his Ph.D. in petroleum geology from the Imperial College, University of London, United Kingdom. His post graduate work includes a Post Graduate Diploma of Imperial College in Petroleum Geology and Petroleum Reservoir Engineering as well as a M.Sc. (Applied Geology) and B.Sc. (Hons) from the Lucknow University in India.

MANAGEMENT RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ON PROPOSAL 1
Proposal 2.     APPROVE ADOPTION OF AMENDMENT TO 1998 STOCK INCENTIVE PLAN
Under the terms of our 1998 Stock Incentive Plan (the “Plan”) as amended, 8,000,000 shares of Common Stock are reserved for issuance on exercise of options granted and to be granted under the Plan. As of May 12, 2006, options to purchase 6,124,303 shares had been granted under the Plan at prices ranging from $1.01 to $6.81.
We are proposing an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan from 8,000,000 shares to 12,000,000 shares. As of May 12, 2006, there remain 1,875,697 shares of Common Stock available for issuance under the terms of the Plan. The foregoing excludes shares reserved for the grant of options presently outstanding and shares previously issued on exercise of options granted under the Plan.
We have used the grant of options under the Plan as an incentive to our officers, directors, employees and consultants. In order to be able to continue to use the grant of options under the Plan as a further incentive, our Board of Directors determined that it was in our best interests to amend the plan so as to increase the number of shares reserved for the grant of options. Subject to shareholder approval of the adoption of the amendment, our management intends to continue to use the grant of options as an incentive to its officers, directors, employees and consultants.

The Plan, as currently in effect, is divided into five separate components:
•	the Discretionary Option Grant Program under which eligible individuals in our employ or service (including officers and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price equal to not less than the fair market value of the Common Stock on the date of grant,
•	the Stock Issuance Program under which such individuals may, in the Plan Administrator’s discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a bonus tied to the performance of services,
•	the Salary Investment Option Grant Program which may, in the Plan Administrator’s sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants,
•	the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible, non-employee members of the Board of Directors to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date and
•	the Director Fee Option Grant Program which may, in the Plan Administrator’s sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of any annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.
The Discretionary Option Grant Program and the Stock Issuance Program are administered by the Board of Directors. The Board of Directors, as Plan Administrator, has the discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under U.S. federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Board of Directors also has the authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but the Board of Directors will not exercise any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant Program or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs will be made in strict compliance with the express provisions of each such program.
The exercise price for the shares of Common Stock subject to option grants made under the Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.
Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

In the event that our company is acquired by merger or sale of substantially all of its assets or securities possessing more than 50% of the total combined voting power of our outstanding securities, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the company’s repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect. The Plan Administrator has complete discretion to grant one or more options under the Discretionary Option Grant Program which will become exercisable on an accelerated basis for all of the option shares upon (i) an acquisition or other change in control of our company, whether or not those options are assumed or continued in effect, or (ii) the termination of the optionee’s service within a designated period (not to exceed 18 months) following an acquisition or other change in control in which those options are assumed or continued in effect. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in the majority of the Board of Directors of our company by reason of one or more contested elections for Board membership, with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual’s service within a designated period following such change in control.
In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employees of our company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $12,000 nor more than $60,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of our company.
Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after January 1, 1999, whether by appointment by the Board of Directors or election of the stockholders, will automatically receive an option grant for 50,000 shares as of the date such individual joins the Board, provided such individual has not been in the prior employ of our company. In addition, on the date of each Annual Stockholders Meeting held after the Plan Effective Date, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 50,000 shares of Common Stock. Each automatic grant for the non-employee Board members will have a term of ten (10) years, subject to earlier termination following the optionee’s cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 50,000 share automatic option grant will vest over a three-year period in successive equal annual installments upon the individual’s completion of each year of Board service measured from the option grant date. Each subsequent 50,000 share automatic option grant on the date of each Annual Stockholders Meeting will vest upon the individual’s completion of one year of Board service measured from the option grant date.
However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of our company or upon the optionee’s death or disability while a Board member.

Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of our company or (ii) the death or disability of the optionee while serving as a Board member.
The shares subject to each option under the Salary Investment Option Grant and Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of our company by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of our company’s outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership. Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of our company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to our company upon the successful completion of a hostile tender offer for more than 50% of our company’s outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over (ii) the exercise price payable for such share.
Our Board of Directors may amend or modify the Plan at any time, subject to any required stockholder approval. The Plan will terminate on the earliest of (i) December 4, 2008, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of our company.

MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL #2
Adoption of the Proposal requires the affirmative vote of a majority of the votes cast at the meeting.
EXECUTIVE OFFICERS, COMPENSATION AND CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
Our current executive officers are the following:

Name	Age	Position

Jean Paul Roy	49	President and Chief Executive Officer

Allan J. Kent	52	Executive VP and Chief Financial Officer
Mr. Roy’s and Mr. Kent’s employment backgrounds are described above under Proposal 1.

EXECUTIVE COMPENSATION
The following table sets forth the annual and long-term compensation paid during the three fiscal years ended December 31, 2005 to each of our chief executive officers who served in that capacity during the year ended December 31, 2005. No other executive officers received compensation exceeding $100,000 during the year ended December 31, 2005.
SUMMARY COMPENSATION TABLE
Annual Compensation

					Compensation
Name and		Annual	Bonus	Other	Long-Term	All Other
Principal Position	Year	Salary	($)	Comp.	Awards/ Option (#)	Comp.

Jean Paul Roy (1)	2003	(2)	Nil	Nil	550,000	Nil
	2004	(2)	Nil	Nil	Nil	Nil
	2005	(2)	60,000	Nil	300,000	Nil

Allan J. Kent (1)	2003	(3)	Nil	Nil	550,000	Nil
	2004	(3)	Nil	Nil	Nil	Nil
	2005	(3)	30,000	Nil	300,000	Nil

(1)	Mr. Roy was elected President, Chief Executive Officer and a Director and Mr. Kent was elected Executive Vice President, Chief Financial Officer and a Director on August 29, 2003.

(2)	See Certain Relationships and Related Transactions for information regarding a Technical Services Agreement entered into by us with Roy Group (Barbados) Inc. of which Mr. Roy is the sole stockholder.

(3)	See Certain Relationships and Related Transactions for information regarding payments made to D.I. Investments Ltd. of which Mr. Kent is the sole stockholder.
OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2005
The following table provides information with respect to the above named executive officers regarding options granted to such persons during the year ended December 31, 2005.

		% of Total
	Number of Securities	Options/			Market Price
	Underlying SARs/	SARs Granted to	Exercise or		On Date of
	Options Granted	Employees in	Base Price	Expiration	Grant
Name	(#)	Fiscal Year	($/Share)	Date	($)

Jean Paul Roy	300,000(1)	19.2	1.10	August 31, 2008	1.10
Allan J. Kent	300,000(1)	19.2	1.10	August 31, 2008	1.10

(1)	These options vested as to 100,000 shares on January 18, 2005, the date of grant, 100,000 shares on August 31, 2005 and 100,000 shares on December 31, 2005.
STOCK OPTIONS EXERCISED DURING THE YEAR ENDED DECEMBER 31, 2005 AND HOLDINGS AT DECEMBER 31, 2005
The following table provides information with respect to the above named executive officers regarding options held at the end of the year ended December 31, 2005. No options were exercised by such persons during the year ended December 31, 2005.

						Value of Unexercised
			Number of			In-the-Money
			Unexercised Options			Options at
			at December 31, 2005			December 31, 2005 (3)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable		Unexercisable	Exercisable	Unexercisable

Jean Paul Roy	Nil	Nil	550,000	(1)	0	$6,374,500	Nil
Jean Paul Roy	Nil	Nil	300,000	(2)	0	$3,501,000	Nil
Allan J. Kent	Nil	Nil	550,000	(1)	0	$6,374,500	Nil
Allan J. Kent	Nil	Nil	300,000	(2)	0	$3,501,000	Nil

(1)	The options are exercisable at $1.18 per share.

(2)	The options are exercisable at $1.10 per share.

(3)	Based on the closing sales price on December 30, 2005 of $12.77.

DIRECTORS COMPENSATION
Commencing December 14, 2005, our non-employee Board members receive cash compensation of $1,000 for personally attending each board meeting and $500 for attendance by phone. During the year ended December 31, 2005, each non-employee Board member was paid a total of $1,000. Our Directors are also reimbursed for their out-of-pocket expenses in attending meetings. Pursuant to the terms of our 1998 Stock Incentive Plan, each non-employee Director automatically receives an option grant for 50,000 shares on the date such person joins the Board. In addition, on the date of each annual stockholder meeting provided such person has served as a non-employee Director for at least six months, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 50,000 shares. Each such option has a term of ten years, subject to earlier termination following such person’s cessation of Board service, and is subject to certain vesting provisions. For the purposes of the automatic grant provisions of the Plan, all of our Directors, other than Messrs. Roy and Kent are considered non-employee Board members.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
On August 29, 2003, pursuant to an agreement dated April 4, 2003 and amended August 29, 2003, we completed a transaction with Mr. Roy and GeoGlobal Resources (India) Inc. (“GeoGlobal India”), a corporation then wholly-owned by Mr. Roy, whereby we acquired from Mr. Roy all of the outstanding capital stock of GeoGlobal India. In exchange for the outstanding capital stock of GeoGlobal India, we issued 34.0 million shares of our Common Stock. Of the 34.0 million shares, 14.5 million shares were issued and delivered to Mr. Roy at the closing of the transaction being August 29, 2003 and an aggregate of 19.5 million shares were held in escrow by an escrow agent. The terms of the escrow provide for the release of the shares upon the occurrence of certain developments relating to the outcome of oil and natural gas exploration and development activities conducted on our KG Block. On August 27, 2004, 14.5 million shares were released to Mr. Roy from escrow upon the actual commencement of a drilling program on the KG Block. The 5.0 million shares remaining in escrow at December 31, 2005 will be released only if a commercial discovery is declared on the KG Block. In addition to our shares of Common Stock, we delivered to Mr. Roy a $2.0 million promissory note in payment of a portion of the purchase price for the capital stock of GeoGlobal India which note has been paid in full. As a consequence of the transaction, Mr. Roy held as of the closing of the transaction, held an aggregate of 34.0 million shares of our outstanding Common Stock, or approximately 69.3% of the shares outstanding, assuming all shares held in escrow are released to him. The terms of the transaction provided that Mr. Roy has the right to vote all the shares during the period they are held in escrow. Accordingly, on the basis of his voting control, Mr. Roy may be deemed to be a “parent” of our company.
On March 27, 2003, GeoGlobal India, one of our wholly owned subsidiaries, entered into a Participating Interest Agreement with Roy Group (Mauritius) Inc. (“RGM”) a company organized under the laws of Mauritius and wholly owned by Mr. Roy, whereby, subject to Government of India consent, GeoGlobal India assigned to RGM, one-half of its original 10% interest under the PSC for the KG Block and its rights under the Carried Interest Agreement with GSPC. Under the terms of the agreement, until the government consent is obtained, GeoGlobal India retains the exclusive right to deal with the other parties to the PSC and the Carried Interest Agreement and is entitled to make all decisions regarding the interest assigned to RGM. and RGM agreed to be bound by and responsible for the actions taken by, obligations undertaken and costs incurred by GeoGlobal India in regard to the RGM interest and to be liable to GeoGlobal India for its share of all costs, interests, liabilities and obligations arising out of or relating to the RGM interest. RGM agreed to indemnify GeoGlobal India against any and all costs, expenses, losses, damages or liabilities incurred by reason of RGM’s failure to pay the same. Subject to obtaining the government consent to the assignment, RGM is entitled to all income, receipts, credits, reimbursements, monies receivable, rebates and other benefits in respect of its 5% interest which relate to the PSC. GeoGlobal India has a right of set-off against sums owing to RGM any sums owing to GeoGlobal India by RGM. In the event that the Indian government consent is delayed or denied resulting in either RGM or GeoGlobal India being denied an economic benefit it would have realized under the agreement, the parties agreed to amend the agreement or take other reasonable steps to assure that an equitable result is achieved consistent with the parties intentions contained in the agreement. In the event the consent is denied, neither party is entitled to assert any claim against the other except as is specifically set forth in the agreement. We have not yet obtained the consent of the Government of India.

RGM further agreed in the Participating Interest Agreement that it would not dispose of any interest in the agreement, its 5% interest, or the shares of RGM without first giving notice to GeoGlobal India of the transaction, its terms, including price, and the identity of the intended assignee and any other material information, and GeoGlobal India has the first right to purchase the interest proposed to be sold on the terms contained in the notice to GeoGlobal India.
On August 29, 2003, we entered into a Technical Services Agreement with Roy Group (Barbados) Inc. (“RGB”), a company organized under the laws of Barbados and wholly owned by Mr. Roy. Under the agreement, RGB agreed to perform such geologic and geophysical duties as are assigned to it by us. The term of the agreement, as amended, extends through December 31, 2007 and continues for successive periods of one year thereafter unless otherwise agreed by the parties or either party has given notice that the agreement will terminate at the end of the term. On January 31, 2006, the terms of the agreement were amended to extend the term of the agreement from August 31, 2006 to December 31, 2007 and amended the annual fee payable from $250,000 to $350,000 effective January 1, 2006. RGB also is reimbursed for authorized travel and other out-of-pocket expenses. The agreement prohibits RGB from disclosing any of our confidential information and from competing directly or indirectly with us for a period ending December 31, 2007 with respect to any acquisition, exploration, or development of any crude oil, natural gas or related hydrocarbon interests within the area of the country of India. The agreement may be terminated by either party on 30 days’ prior written notice, provided, however, the confidentiality and non-competition provisions will survive the termination. RGB received $250,000 from us during 2005 ($250,000 in 2004 and $83,333 in 2003), under the terms of this agreement.
RGB was also reimbursed for medical insurance and expenses, travel, hotel, meals and entertainment expenses, computer costs, and amounts billed to third parties incurred by Mr. Roy during 2005 totaling $175,355. At December 31, 2005, the Company owed RGB $169,181 for services provided and expenses incurred pursuant to the Technical Services Agreement which amount bears no interest and has no set terms of repayment.
During the year ended December 31, 2005, D.I. Investments Ltd. a company controlled by Mr. Kent, was paid $120,000 by us for consulting services. The services of Mr. Kent are provided to us pursuant to an oral arrangement. The oral agreement has been amended to provide for an annual fee payable of $185,000 effective January 1, 2006. D.I. Investments Ltd. was also reimbursed $54,062 for office costs, including rent, parking, office supplies and telephone as well as travel, hotel, meals and entertainment expenses of $5,121 incurred throughout 2005. At December 31, 2005, the Company owed D.I. Investments Ltd. $70,309 as a result of services provided and expensed incurred on behalf of the Company.
CORPORATE GOVERNANCE, COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
Board of Directors
Our Board of Directors held six meetings during the year ended December 31, 2005. Except for Mr. Roy and Dr. Chandra who were unable to attend one meeting, each of our Directors participated in all of the meetings of the Board and of each meeting of a committee of the Board of which he is a member.
Audit Committee
Our Board of Directors had appointed an Audit Committee consisting of Messrs. Hudson, who is the Chairman, Mr. Peters and Dr. Chandra. Our Board of Directors has determined that Messrs. Hudson and Peters and Dr. Chandra are “independent directors” under the listing standards of the American Stock Exchange. Under our Audit Committee Charter, adopted on March 26, 2004, our Audit Committee’s responsibilities include, among other responsibilities, the appointment, compensation and oversight of the work performed by our independent auditor, the adoption and assurance of compliance with a pre-approval policy with respect to services provided by the independent auditor, at least annually, obtain and review a report by our independent auditor as to relationships between the independent auditor and our company so as to assure the independence of the independent auditor, review the annual audited and quarterly financial statements with our management and the independent auditor, and discuss with the independent auditor their required disclosure relating to the conduct of the audit.
Our Board of Directors has determined that Mr. Michael J. Hudson has the attributes of an Audit Committee Financial Expert.
Our Audit Committee had five meetings during the year ended December 31, 2005.

On March 31, 2006, our Audit Committee discussed our audited financial statements with management and also discussed with Ernst & Young, LLP, our independent registered accountants, the matters required to be discussed by Statement of Auditing Standards No. 61 and received the written disclosures and the letter from Ernst & Young, LLP as required by Independence Standards Board Standard No. 1. It also discussed with Ernst & Young, LLP its independence as auditor. Based on that review and those discussions, our Audit Committee on March 31, 2006 recommended that our audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
Compensation Committee
Our Compensation Committee consists of Mr. Hudson whom is the Chairman and Mr. Peters. Our Compensation Committee, among other things, exercises general responsibility regarding overall employee and executive compensation. Our Compensation Committee sets the annual salary, bonus and other benefits of the President and the Chief Executive Officer and approves compensation for all our other executive officers, consultants and employees after considering the recommendations of our President and Chief Executive Officer. Our compensation committee held one meeting during the year ended December 31, 2005.
Nominating Committee
Our Nominating Committee consists of Mr. Smith, Mr. Peters and Mr. Hudson. Our Nominating Committee, among other things, exercises general responsibility regarding the identification of individuals qualified to become Board members and recommend that the Board select the director nominees for the next annual meeting of stockholders. Our Board of Directors had determined that Messrs. Smith, Peters and Hudson are “independent directors” under the listing standards of the American Stock Exchange. Our Board of Directors has adopted a charter for the nominating committee. The Nominating Committee did not hold any meetings during the year ended December 31, 2005.
Code of Ethics
We have adopted a Code of Ethics that applies to our principal executive officer and principal financial and accounting officer. A copy of our Code of Ethics was filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2003.
Communicating With the Board of Directors
Stockholders or other interested parties may communicate with our entire Board of Directors, specified individual Directors, or certain Directors as a group by writing to our corporate secretary at #310, 605 – 1st Street., SW, Calgary, Alberta T2P 3S9. All such correspondence will be forwarded to the specified Director or group of Directors.
We urge but do not require Board members to attend annual meetings of stockholders. All of our Directors attended our annual meeting of stockholders held on June 14, 2005 in Calgary, Alberta, Canada.
DIRECTOR AND OFFICER SECURITIES REPORTS
United States Federal securities laws require our Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any of our equity securities. Copies of such reports are required to be furnished to us. To our knowledge, based solely on a review of the copies of such reports and other information furnished to us, all persons subject to these reporting requirements filed the required reports on a timely basis with respect to the year ended December 31, 2005.

RELATIONSHIP WITH PUBLIC ACCOUNTANTS
Our Audit Committee has selected Ernst & Young, LLP as the company’s independent registered public accounting firm for the fiscal year ended December 31, 2006. The same firm was our independent registered public accounting firm for the fiscal year ended December 31, 2005. We expect a representative of Ernst & Young, LLP to be present at the Meeting and to be available to respond to appropriate questions or make a statement if they desire to do so.
We retained Ernst & Young LLP (“E&Y”) on February 26, 2004 as our principal accountants to audit our consolidated financial statements as of December 31, 2002 and for the period from August 21, 2002 (inception) to December 31, 2002 and as of and for the years ended December 31, 2003, 2004 and 2005.
Audit and Related Fees
The following sets forth fees we incurred for services provided by Ernst & Young LLP for accounting services rendered during the years ended December 31, 2005 and December 31, 2004.

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees

2005	70,815	32,300	—	9,271
2004	42,595	3,730	—	3,008
Our Board of Directors believes that the provision of the services during the years ended December 31, 2005 and December 31, 2004 is compatible with maintaining the independence of Ernst & Young LLP. Our Audit Committee approves before the engagement the rendering of all audit and non-audit services provided to our company by our independent auditor. Engagements to render services are not entered into pursuant to any pre-approval policies and procedures adopted by the Audit Committee. The services provided by Ernst & Young LLP included under the caption Audit Fees include services rendered for the audit of our annual financial statements and the review of our quarterly financial reports filed with the Securities and Exchange Commission. Audit Related Fees include services rendered in connection with a follow-up review of other filings with the Securities and Exchange Commission. Tax Fees include services rendered relating primarily to tax compliance, consulting, customs and duties. All Other Fees include administration fees to cover various expenses.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the Record Date, we had issued and outstanding 64,159,755 shares of Common Stock. The following table sets forth, as of the Record Date, certain information regarding beneficial ownership of our Common Stock by (i) those persons beneficially holding more than five percent of our Common Stock, (ii) each of our Directors and our chief executive officer and (iii) all of our Directors and executive officers as a group.

		Percentage of
	Number of Shares	Outstanding
Name and Address of Beneficial Owner	Beneficially Owned(1)	Common Stock

Jean Paul Roy (2)	32,981,000 (3)	51.4%
c/o GeoGlobal Resources Inc.
Suite 200, 630 – 4 Avenue SW
Calgary, Alberta T2P 0J9

Allan J. Kent	850,000 (4)	1.3%
c/o GeoGlobal Resources Inc.
Suite 200, 630 – 4 Avenue SW
Calgary, Alberta T2P 0J9

Brent J. Peters	164,067 (5)	Less than 0.5%
c/o Northfield Capital Corporation
141 Adelaide Street West, Suite 301
Toronto, ON M5H 3L5

Peter R. Smith	67,000 (6)	Less than 0.5%
c/o Andrin Limited
197 County Court Boulevard, Suite 202
Brampton, Ontario L6W 4P6

Michael J. Hudson	90,000 (7)	Less than 0.5%
PO Box 388
65 Kincardine Street West
Alexandria, ON K0C 1A0

Dr. Avinash Chandra	51,100 (8)	Less than 0.5%
B-102, Sector 26
Noida, Uttar Pradesh
India 201301

All officers and directors as a group (6 persons)	34,203,167	53.3%

(1)	For purposes of the above table, a person is considered to “beneficially own” any shares with respect to which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire the beneficial ownership within 60 days following May 12, 2006.

(2)	Of the shares held beneficially by Mr. Roy, an aggregate of 5 million shares are held in escrow pursuant to the terms of the agreement whereby we purchased the outstanding capital stock of GeoGlobal Resources (India) Inc. from Mr. Roy. Under the terms of the escrow agreement, Mr. Roy has the voting rights with respect to these shares.

(3)	Includes 32,131,000 shares of Common Stock and 850,000 options to purchase Common Stock exercisable within 60 days of May 12, 2006.

(4)	Includes 850,000 options to purchase Common Stock exercisable within 60 days of May 12, 2006.

(5)	Includes 34,067 shares of Common Stock and options to purchase 130,000 shares of Common Stock exercisable within 60 days of May 12, 2006.

(6)	Includes options to purchase 67,000 shares of Common Stock exercisable within 60 days of May 12, 2006.

(7)	Includes options to purchase 90,000 shares of Common Stock exercisable within 60 days of May 12, 2006.

(8)	Includes 51,100 shares of Common Stock.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
Any proposals which shareholders intend to present for a vote of shareholders at our 2007 Annual Meeting and which such shareholders desire to have included in our proxy statement and form of proxy relating to that meeting must be sent to our executive office and received by us not later than January 14, 2007.
GENERAL
The cost of soliciting proxies will be borne by us. In addition to solicitation by use of the mails, certain officers and regular employees may solicit proxies personally and by telephone and we will request banks, brokerage houses and nominees and fiduciaries to forward soliciting material to their principals and will reimburse them for their reasonable out-of-pocket expenses.
Our Annual Report on Form 10-KSB for the year ended December 31, 2005, including financial statements, is being mailed to shareholders herewith. However, that report is not part of the proxy soliciting information.
By Order of the Board of Directors
Allan J. Kent, Executive VP and CFO
Dated: May 12, 2006

APPENDIX:
FORM OF PROXY
GEOGLOBAL RESOURCES INC.
SUITE #310, 605 – 1 STREET S.W.
CALGARY, ALBERTA            T2P 3S9 CANADA
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Jean Paul Roy, President and Chief Executive Officer and Allan J. Kent, Executive Vice President and Chief Financial Officer or either of them, with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock, par value $.001 per share (“Common Stock”), of the Company which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Calgary Chamber of Commerce, 4th floor, 100 – 6 Avenue SW, Calgary, Alberta T2P 0P5 at 3:00 p.m., local time, on June 14, 2006, and at any adjournments or postponements thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of the meeting (receipt whereof is hereby acknowledged).
1.     Election of Directors
☐	For all nominees listed below (except as marked to contrary below)

☐	Withhold Authority to vote for all nominees listed below
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.

Jean Paul Roy	Michael J. Hudson
Allan J. Kent	Brent J. Peters
Peter R. Smith	Dr. Avinash Chandra
2.     Amendment to 1998 Stock Incentive Plan
Approval of the proposed amendment to the Company’s 1998 Stock Incentive Plan

In Favor of ☐	Against ☐	Abstain ☐
3.     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
Dated: ___________________, 2006

Signature
Title (if required)

Signature (if held jointly)